UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

ATOSSA GENETICS INC.

(Exact name of registrant as specified in its charter)

Delaware	26-4753208
(State of Incorporation)	(I.R.S. Employer Identification No.)

4105 E. Madison Street, Suite 320, Seattle, Washington	98112
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, par value $0.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable):

333-179500

Securities to be registered pursuant to Section 12(g) of the Act:

None

Information Required in Registration Statement

Item 1.	Description of Registrant’s Securities to be Registered

Incorporated by reference is the “Description of Securities” section of the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on February 14, 2012, as amended on April 6, 2012, May 21, 2012, June 11, 2012, June 18, 2012 and June 25, 2012 or as subsequently amended (Registration No. 333-179500) (the “Registration Statement”). Also incorporated by reference is any form of prospectus subsequently filed by the Registrant with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, that constitutes part of the Registration Statement.

Additionally, the Registrant has selected the Court of Chancery of the State of Delaware to be the exclusive forum for resolving disputes against the Registrant with respect to (i) any derivative action or proceeding brought on behalf of the Registrant, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Registrant to the Registrant or the Registrant’s stockholders, (iii) any action asserting a claim against the Registrant arising pursuant to any provision of the Delaware General Corporation Law or the Registrant’s Amended and Restated Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Registrant governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensible parties named as defendants therein.

Item 2.	Exhibits

Because no other securities of the Registrant other than the Registrant’s common stock are being registered on The NASDAQ Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, no exhibits are required to be filed with this Form 8-A.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 24, 2012	ATOSSA GENETICS INC.

	By:	/s/ Steven C. Quay
Steven C. Quay, M.D., Ph.D.
Chairman, Chief Executive Officer and
President